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                                                                   EXHIBIT 10(f)



                               NBD BANCORP, INC.

                              Separation Agreement
                                      With

                             ______________________


      THIS AGREEMENT dated as of ______________, 19__ by and between NBD BANCORP, INC., a Delaware corporation of Detroit, Michigan (the "Corporation"), and _________________ (the "Officer").


WITNESSETH:

      WHEREAS, the Corporation's Board of Directors considers continuity of competent management essential to protecting and enhancing the best interests of the Corporation, its affiliates and its shareholders; and

      WHEREAS, the Corporation's Board of Directors recognizes that in the current environment the possibility of a change in control may exist with respect to the Corporation as with many other publicly-held corporations, and that the uncertainty posed by such a possibility may prove distracting to the Officer to the detriment of the Corporation, its affiliates and its shareholders; and

      WHEREAS, the Corporation's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of the Officer to his assigned duties without distraction in the potentially disturbing circumstances arising from the possibility of a change in control of the Corporation;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Corporation and the Officer have agreed to certain additional separation compensation to be paid by the Corporation to the Officer following a Change in Control of the Corporation as defined in Section 2 of this Agreement, upon and subject to all the terms and conditions hereinafter set forth in this Agreement.

      1. Term. The term of this Agreement shall be for three (3) years commencing on the date hereof. This agreement shall be automatically renewed for successive one (1)-year terms unless at least six (6) months prior to the end of the original three (3)-year term or any subsequent one (1)-year term the Corporation gives written notice to the Officer that this Agreement shall terminate at the end of its then current term and shall not be renewed. This Agreement will terminate prior to the expiration of such three (3)-year term or any renewals thereof if, prior to a Change in Control, the Officer shall die, become disabled or retire, or the Officer's employment shall otherwise terminate. In the event that a Change in Control of the Corporation as defined in Section 2 hereof occurs during the term of this Agreement, this





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Agreement shall continue in effect until the obligations of the parties under this Agreement have been fully discharged.

      2. Change in Control. For the purpose of this Agreement, a "Change in Control" of the Corporation shall occur if (a) any "person" or "group" within the meaning of Sections 13(d) and 14(d) (2) of the Exchange Act becomes the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of more than thirty percent (30%) of the then outstanding voting securities of the Corporation, or (b) during any period of twenty-four (24) consecutive months (not including any period prior to the execution of this Agreement) Present Directors and/or New Directors cease for any reason to constitute a majority of the Board. For purposes of subsection (b) of the preceding sentence, "Present Directors" shall mean individuals who at the beginning of such consecutive twenty-four (24) month period were members of the Corporation's Board and "New Directors" shall mean any director of the Corporation whose election by the Corporation's Board or whose nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the Corporation's Directors then still in office who were Present Directors or New Directors. Notwithstanding the foregoing, for the purpose of this Agreement neither of the foregoing events shall be deemed to constitute a "Change in Control" of the Corporation if in connection therewith it shall be necessary to file a Schedule 13E-3 pursuant to the Rule 13e-3 under the Securities Exchange Act of 1934, unless immediately prior to such event the Board of Directors of the Corporation shall determine such event to constitute a Change in Control.

      3.  Compensation for Separation Following a Change in Control.

      (a) Entitlement. If a Change in Control occurs while this Agreement is in effect and if within two (2) years following the Change in Control the Officer's employment is terminated otherwise than (i) by the death, Disability or retirement of the Officer, or (ii) by the Corporation or an affiliate for Cause, or (iii) by the Officer other than for Good Reason, then there shall be paid to the Officer as a separation payment the aggregate amount of compensation ("Change in Control Compensation") payable as determined pursuant to Section 3(b). Such separation payments shall be made in a single sum in cash or its equivalent within ten (10) business days following such termination. In addition, in the event of such a termination, the Officer shall be entitled to such additional credited service in calculating his retirement benefit as is provided in Section 3(c) and to such other obligations of the Corporation accrued or earned and vested (if applicable) by the Officer as of the date of his termination, including for this purpose the Officer's full base salary through such date at the rate in effect on such date, the distribution of awards under the Corporation's incentive plans, and any accrued vacation pay not yet paid by the Corporation (all such amounts are hereinafter referred to as "Accrued Obligations"). All such Accrued Obligations shall be paid to the Officer, his estate or his beneficiary, as applicable, in a single sum in cash or its equivalent within (10) business days of the date of the Officer's termination.





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      (b) Determination of Amount.  The aggregate amount of Change in Control
Compensation payable pursuant to this Section 3 shall be an amount equal to the product of (i) two (2) and (ii) the sum of the Officer's then current annual base salary and his incentive payments for the immediately prior year for which incentive payments were made (other than incentive payments received by reason of deferral from a year more than (1) year prior to the Change in Control). In the event that, following a Change in Control, the Officer's employment is terminated in a manner entitling the Officer to Change in Control Compensation and such termination occurs within twenty-four (24) months of the Officer's attainment of age sixty-five (65), the amount of Change in Control Compensation payable shall be a reduced amount calculated by multiplying the amount determined as provided in the preceding sentence by a fraction, the numerator of which is the number of months between the date of the Officer's termination and his attainment of age sixty-five (65) and the denominator of which is twenty-four (24), provided, however, that the amount of Change in Control Compensation shall not be reduced below an amount equal to the sum of the Officer's then current annual base salary and his incentive payments for the immediately prior year for which incentive payments were made.

      (c) Additional Credited Service for Retirement Benefit. The additional credited service, if any, to which the Officer may be entitled pursuant to
Section 3(a) for purposes of calculating his retirement benefit under the Employee' Retirement Plan of NBD Bancorp, Inc. (the "Retirement Plan") and the Pension Restoration/Supplemental Plan for Certain Employees of NBD Bancorp, Inc. (the "Restoration Plan") shall be equal to the lesser of two (2) years or the number of years between the Officer's then current age and his attainment of age sixty-five (65).

      (d) Payment Upon Death. If a Change in Control occurs while this Agreement is in effect and within two (2) years following the Change in Control the Officer's employment is terminated by reason of the Officer's death, this Agreement shall terminate without further obligations to the Officer's legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Officer as of the date of his death, including for this purpose all Accrued Obligations. All such Accrued Obligations shall be paid to the Officer's estate or beneficiary, as applicable, in a single sum in cash or its equivalent within ten (10) business days of the date of the Officer's death. Anything in this Agreement to the contrary notwithstanding, the Officer's surviving spouse and dependents, if any, shall be entitled to receive for a period of one (1) year following the Officer's death such health care benefits (including hospital, medical, and dental) as the Officer, his spouse and such dependents, if any, were receiving or entitled to receive at the date of the Officer's death. Such continued health care benefits shall be paid for by the Corporation.

      (e) Payment Upon Disability. If a Change in Control Occurs while this Agreement is in effect and within two (2) years following the Change in Control the Officer's employment is terminated by reason of the Officer's Disability, this Agreement





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shall terminate without further obligations to the Officer, other than those obligations accrued or earned and vested (if applicable) by the Officer as of the date of termination, including for this purpose all Accrued Obligations. All such Accrued Obligations shall be paid to the Officer in a single sum in cash or its equivalent within ten (10) business days of the date of termination. In addition, the Officer shall be entitled to receive for a period of two (2) years following the date of his termination of employment awards under the Corporation's incentive plans at least equal to the highest paid to him during the thirty-six (36)-month period prior to the Change in Control. Anything in this Agreement to the contrary notwithstanding, the Officer shall be entitled after the effective date of his Disability to receive disability benefits at least equal to the greater of sixty percent (60%) of his base salary or the most favorable disability benefits provided by the Corporation and its affiliates for disabled senior officers and to receive such other benefits at levels at least equal to the most favorable of those provided by the Corporation and its affiliates for disabled senior officers, their spouses, and/or their dependents in accordance with such plans, programs, practices, and policies relating to disability as are in effect at any time during the thirty (30)-day period immediately preceding the effective date of the Officer's Disability or, if more favorable to the Officer and/or the Officer's family, as in effect at any time thereafter with respect to other senior officers of the Corporation and their families.

      (f) Payment Upon Retirement. If a Change in Control occurs while this Agreement is in effect and within two (2) years following the Change in Control the Officer's employment is terminated by reason of the Officer's retirement, this Agreement shall terminate without further obligations to the Officer, other than those obligations accrued or earned and vested (if applicable) by the Officer as of the date of termination, including for this purpose all Accrued Obligations. All such Accrued Obligations shall be paid to the Officer in a single sum in cash or its equivalent within ten (10) business days of the date of termination. Anything in this Agreement to the contrary notwithstanding, the Officer shall be entitled after the effective date of his retirement to receive his accrued retirement benefits under the Retirement Plan and the Restoration Plan and health care and death benefits (such as hospital, medical, dental, death benefits and life insurance) equal to the most favorable of those provided by the Corporation and its affiliates for retired senior officers, their spouses and/or their dependents under the plans, programs, practices and policies of the Corporation in effect at any time during the thirty (30)-day period immediately preceding the Officer's retirement.

      4. Definitions Applicable to Terminations. As used in this Agreement, the terms "Disability", "Cause", and "Good Reason" shall be defined as follows:

      (a) Disability. Termination based on Disability shall mean termination of the Officer by the Corporation or the affiliate with which he is employed because of the Officer's incapacity due to physical or mental illness as a result of which the Officer shall have been absent from his duties with the Corporation or the





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affiliate with which he is employed on a full time basis for six (6)
consecutive months.

      (b) Cause. Termination of the Officer's employment by the Corporation or the affiliate with which he is employed for "Cause" shall mean termination for willful gross misconduct by the Officer demonstrably injurious to the Corporation or the affiliate with which he is employed, or an act of material dishonesty or fraud by the Officer. Termination by the Corporation or such affiliate for Cause shall require written notice by the Corporation or such affiliate to the Officer describing with reasonable particularity the acts or omissions relied on as Cause.

      (c) Good Reason. Termination of employment by the Officer for "Good Reason" shall mean termination at the initiative of the Officer based upon (i) a significant adverse change in the Officer's title, authority, duties, responsibilities or status within the Corporation or the affiliate with which he is employed from those that existed immediately prior to the Change in Control; (ii) a change of fifty (50) miles or more in the Officer's assigned place of employment requiring physical relocation, or a material increase in the Officer's business travel obligations; (iii) failure by the Corporation or the affiliate with which he is employed to pay to the Officer a monthly base salary equal to or greater than the highest monthly base salary paid to the Officer before the Change in Control and to provide at least an annual review of salary and increases consistent with those provided to other senior officers of the Corporation and its affiliates; (iv) failure by the Corporation to pay to the Officer an incentive award for any year at least equal to the highest paid to him during the thirty-six (36)-month period prior to the Change in Control; (v) a change, other than as a result of a change in governing law, in the Officer's eligibility to participate in the NBD Bancorp, Inc. Employees' Savings and Investment Plan, the Retirement Plan, the Corporation's incentive plans and the Corporation's benefit programs on terms at least equal to the most favorable available during the thirty (30)-day period prior to the Change in Control; or (vi) failure by the Corporation to obtain the agreement under
Section 7 of any successor to the Corporation to assume and agree to perform this Agreement. Termination of employment by the Officer for "Good Reason" shall occur no later than sixty (60) days following the change in policies, practices or procedures that is the basis for the Officer's termination.

      5.  Status Following Separation.

      (a) Certain Benefits. If, following a Change in Control, the Officer's employment is terminated in a manner entitling the Officer to Change in Control Compensation, then during a period of thirty-six (36) months following such termination the Corporation shall continue to provide the Officer substantially the same health care and death benefits (such as hospital, medical, dental, disability, death benefits and life insurance) that existed immediately prior to the Change in Control; provided, however, that such benefits shall cease to the extent the Officer becomes eligible to receive such benefits from a new employer. In the event the Officer becomes eligible to receive such benefits from





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a new employer, the Officer shall notify the Corporation within ten (10) days of such eligibility.

      (b) No Obligation to Seek Other Employment. The Officer shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

      (c) Other Existing Rights Not Diminished. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable or in any way diminish the Officer's existing rights under any benefit or welfare plan or arrangement, provided, however, that Change in Control Compensation payments made pursuant to this Agreement shall be in lieu of any severance payment pursuant to any plan, program, practice or policy of the Corporation or of any of its affiliates.

      6. No Guaranty by Corporation of Employment. The Officer expressly acknowledges that this Agreement does not constitute a guaranty by the Corporation or by any affiliate to continue to employ the Officer, and that the Corporation or any of its affiliates may terminate the Officer's employment at any time before or after a Change in Control, subject to providing the benefits specified hereunder in accordance with the terms hereof if such termination occurs after a Change in Control.

      7.  Successors; Binding Agreement.

      (a) Successors to the Corporation. The Corporation will require any successor (whether direct or indirect) by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Officer, expressly to assume and agree to perform this Agreement to the same extent that the Corporation would have been required if no such succession had occurred. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach hereof and shall entitle the Officer to terminate his employment for Good Reason under Section 4(c). For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets that assumes and agrees to perform this Agreement as provided for in this Section 7 or that otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

      (b) Successors to the Officer. Subject to the provisions of Section 12 hereof, this agreement shall inure to the benefit of and be enforceable by the Officer's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Officer would die while any amounts would still be payable to the Officer hereunder if the Officer had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the person designated in writing by the Officer, or if there be no such designee, to the Officer's estate.





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      8.  Notices.  Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    Fred J. Johns
                    Secretary of the Compensation Committee
                    NBD Bancorp, Inc.
                    611 Woodward Avenue
                    Detroit, Michigan  48226

or such different address as the Corporation shall specify by written notice to the Officer.

      If to the Officer, to his last known residence address according to the records of the Corporation.

      9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Officer and the Chairman of the Compensation Committee or such other member of the Compensation Committee or officer of the Corporation as may be specifically designated by the Compensation Committee.
No waiver by either party at any time of any breach by the other party of, or compliance with, any provision of this Agreement shall be deemed a waiver of similar or dissimilar provision at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

      10. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      11. Arbitration and Reimbursement. Any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively by binding non-appealable arbitration, in accordance with the rules of the American Arbitration Association then in effect.

      The Corporation shall reimburse the Officer for all legal fees and expenses incurred by the Officer in seeking to obtain or enforce any right or benefit provided by this Agreement and in the event it shall be determined that the Officer is entitled to Change in control Compensation hereunder, the Officer shall also be entitled to interest thereon payable to the Officer in amounts equivalent to the prime rate of interest of NBD Bank from time to time during the period from the date such amounts should have been paid to the date of payment.

      12. Nonassignability. The rights of the Officer under this Agreement shall not be assigned, transferred, pledged, hypothecated or encumbered.

      13. Validity and Construction.  The validity, interpretation





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and performance of this Agreement shall be governed by the laws of the State of
Michigan.


                                        NBD Bancorp, Inc.
                                        Compensation Committee of
                                        the Board of Directors


                                   By:  ________________________
                                   Its:        Chairman


                                   And ________________________
                                            Committee Member

(Corporate Seal)



At March 1, 1995, NBD Bancorp, Inc. was a party to separation agreements in substantially the foregoing form with the following executive officers:

                    Verne G. Istock
                    Thomas H. Jeffs II



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